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                                                                    EXHIBIT 11.1

                            STORAGE DIMENSIONS, INC.

                      COMPUTATION OF NET INCOME PER SHARE
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                        Year Ended
                                                       December 31,
                                                           1996
                                                       ------------
Net income......................................        $     1,370
                                                       ------------
Shares utilized in calculating net
  income per share:.............................

Weighted average shares outstanding.............              1,641
Common Stock equivalent shares outstanding
  during the period.............................                454
Effect of conversion of Series A
  Preferred Stock...............................              3,434
                                                       ------------
                                                              5,529
                                                       ============
Net income per share............................        $      0.25
                                                       ============